F    Fishbein&Company, P.C.
 &   Certified Public Accountants
  Co.

                  COMMONWEALTH CAPITAL CORP. AND SUBSIDIARIES
                  -------------------------------------------

                       CONSOLIDATED FINANCIAL STATEMENTS
                       ---------------------------------

                               FEBRUARY 28, 2002
                               -----------------
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                  COMMONWEALTH CAPITAL CORP. AND SUBSIDIARIES
                  -------------------------------------------

                       CONSOLIDATED FINANCIAL STATEMENTS
                       ---------------------------------

                               FEBRUARY 28, 2002
                               -----------------

                               TABLE OF CONTENTS
                               -----------------

                                                                           PAGE
                                                                           ----
INDEPENDENT AUDITOR'S REPORT                                                1

CONSOLIDATED FINANCIAL STATEMENTS

        Balance sheets                                                      2

        Statements of operations and retained earnings                      3

        Statements of cash flows                                            4

        Notes to financial statements                                  5 - 11



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F    Fishbein&Company, P.C.                      Elkins Park Square -- Suite 200
 &   Certified Public Accountants                             8080 Old York Road
  Co.                                                 Elkins Park, PA 19027-1455
                                                                    215-635-3100
                                                               Fax: 215-635-5788






                          INDEPENDENT AUDITOR'S REPORT
                          ----------------------------

Stockholder
Commonwealth Capital Corp.

         We have audited the accompanying consolidated balance sheets of COMMONWEALTH CAPITAL CORP. AND SUBSIDIARIES as of February 28, 2002 and 2001, and the related consolidated statements of operations and retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Commonwealth Capital Corp. and Subsidiaries as of February 28, 2002 and 2001, and the consolidated results of their operations and their consolidated cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

                                                      /s/ Fishbein&Company, P.C.

Elkins Park, Pennsylvania
April 9, 2002

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                                                                          Page 2

                  COMMONWEALTH CAPITAL CORP. AND SUBSIDIARIES
                  -------------------------------------------

                          CONSOLIDATED BALANCE SHEETS
                          ---------------------------

                                     ASSETS
                                     ------

                                                              February 28,
                                                      --------------------------
                                                         2002            2001
                                                      ----------      ----------
Cash and cash equivalents                             $   22,037      $  145,343
Receivables from Income Funds                            206,780         317,577
Other receivables                                         41,619          60,423
Minimum lease payments receivable - Net of
   unearned interest income of $655,944 - 2002
   and $1,404,050 - 2001                               3,410,000       4,130,000
Investment in Income Funds                                11,541          11,666
Office furniture and equipment - Net of
   accumulated depreciation of $122,604 - 2002
   and $115,407 - 2001                                    22,276           4,031
Deferred offering costs                                   46,363
Other assets                                              12,513           6,127
                                                      ----------      ----------

                                                      $3,773,129      $4,675,167
                                                      ==========      ==========

                      LIABILITIES AND STOCKHOLDER'S EQUITY
                      ------------------------------------
LIABILITIES
   Accounts payable and accrued expenses              $  170,970      $  285,790
   Nonrecourse obligations                             3,410,000       4,130,000
                                                      ----------      ----------

                                                       3,580,970       4,415,790
                                                      ----------      ----------
STOCKHOLDER'S EQUITY
   Common stock - Par value $1
     Authorized 1,000 shares
       Issued and outstanding 10 shares                       10              10
        Retained earnings                                192,149         259,367
                                                      ----------      ----------

                                                         192,159         259,377
                                                      ----------      ----------

                                                      $3,773,129      $4,675,167
                                                      ==========      ==========

See notes to consolidated financial statements.

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                                                                          Page 3

                  COMMONWEALTH CAPITAL CORP. AND SUBSIDIARIES
                  -------------------------------------------

          CONSOLIDATED STATEMENTS OF OPERATIONS AND RETAINED EARNINGS
          -----------------------------------------------------------


                                                        Year Ended February 28,
                                                       -------------------------
                                                           2002         2001
                                                       ----------     ----------
INCOME
  Fee income from Income Funds                         $  769,004     $  928,913
  Commission income                                                       24,576
  Interest income on minimum lease
    payments receivable                                   199,570        321,935
  Equity in income of Income Funds                         17,293         93,207
  Interest and miscellaneous                              118,281         92,252
                                                       ----------     ----------

                                                        1,104,148      1,460,883
                                                       ----------     ----------
EXPENSES
  Personnel                                               597,026        587,067
  General and administrative                              314,176        429,640
  Selling                                                  53,397         99,608
  Interest expense on nonrecourse obligations             199,570        321,935
  Depreciation                                              7,197          2,489
                                                       ----------     ----------

                                                        1,171,366      1,440,739
                                                       ----------     ----------

NET INCOME (LOSS)                                         (67,218)        20,144

RETAINED EARNINGS - BEGINNING                             259,367        239,223
                                                       ----------     ----------

RETAINED EARNINGS - ENDING                             $  192,149     $  259,367
                                                       ==========     ==========

See notes to consolidated financial statements.

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                                                                          Page 4

                  COMMONWEALTH CAPITAL CORP. AND SUBSIDIARIES
                  -------------------------------------------

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                     -------------------------------------

                                                        Year Ended February 28,
                                                       ------------------------
                                                          2002          2001
                                                       ----------    ----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss)                                   ($   67,218)   $   20,144
  Adjustments to reconcile net income (loss) to net
    cash provided by (used in) operating activities
      Equity in income of Income Funds                    (17,293)      (93,207)
      Depreciation                                          7,197         2,489
      Gain on sale of computer equipment                   (7,000)
      Changes in operating assets and liabilities:
        Receivables from Income Funds                     110,797       (62,542)
        Other receivables                                 (18,804)         (687)
        Deferred offering costs                           (46,363)        8,192
        Other assets                                       (6,386)          763
        Accounts payable and accrued expenses            (114,820)      210,077
                                                       ----------    ----------
          Net cash provided by (used in) operating
            activities                                   (122,282)       85,229
                                                       ----------    ----------

CASH FLOWS FROM INVESTING ACTIVITIES
  Capital expenditures                                    (25,442)
  Net proceeds from sale of computer equipment              7,000
  Distributions from Income Funds                          17,418        32,952
                                                       ----------    ----------
          Net cash provided by (used in)
            investing activities                           (1,024)       32,952
                                                       ----------    ----------

CASH FLOWS FROM FINANCING ACTIVITIES - None                     -             -
                                                       ----------    ----------
NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS                                       (123,306)      118,181

CASH AND CASH EQUIVALENTS - BEGINNING                     145,343        27,162
                                                       ----------    ----------

CASH AND CASH EQUIVALENTS - ENDING                     $   22,037    $  145,343
                                                       ==========    ==========


See notes to consolidated financial statements.

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                                                                          Page 5

                  COMMONWEALTH CAPITAL CORP. AND SUBSIDIARIES
                  -------------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

                               FEBRUARY 28, 2002
                               -----------------

1. NATURE OF BUSINESS

   Commonwealth Capital Corp., through its wholly-owned subsidiary, Commonwealth of Delaware, Inc. (CDI), primarily leases various types of computer peripheral equipment and related equipment to U.S. corporations and institutions. Certain wholly-owned subsidiaries of CDI were formed for the purpose of functioning as general partners /managing trustees which own a 1% interest in limited partnership/trusts (the "Income Funds") which were organized to acquire, own, and act as lessor with respect to certain computer equipment. CDI's subsidiaries include Commonwealth Capital Fund 1987-1, Inc., Commonwealth Capital Fund 1988-1, Inc., Commonwealth Capital Fund No. 3, Inc., Commonwealth Capital Fund No. 4, Inc., Commonwealth Capital Fund V, Inc., Commonwealth Capital Private Fund-1, Inc., Commonwealth Capital Fund VI, Inc., Commonwealth Capital Fund VII, Inc., Commonwealth Capital Private Fund - II, Inc., Commonwealth Capital Trustee VIII, Inc., Commonwealth Capital Trustee IX, Inc., Commonwealth Capital Trustee X, Inc., Commonwealth Capital Private Fund-III, Inc. , Commonwealth Income & Growth Fund, Inc., Commonwealth Capital Private Fund IV, Inc., Commonwealth Capital Private Fund V, Inc., and Commonwealth Capital Private Fund VI, Inc. (collectively the "General Partner Subsidiaries"), Commonwealth Capital Securities Corp., Garden State Facilities Funding, Inc. (GSFF), and Commonwealth Capital Delaware Trustee, Inc.

   Certain limited partnerships/trusts have been liquidated during the years ended February 28, 2002 (two entities) and 2001 (four entities)

   The Company is dependent on the compensation it receives from the Income Funds. This compensation may be reduced due to the financial performance of each Income Fund. There are certain Income Funds that have deferred the payment of fees to the Company, because distributions to the limited partners were reduced because of their financial performance. If the financial performance of additional Income Funds deteriorates and the distributions to the limited partners are reduced, there is no assurance that the Company would be able to continue to collect fees for services provided. No fees were waived or forgiven for the years ended February 28, 2002 or 2001.

   Commission income is earned by Commonwealth Capital Securities Corp., which sells units of its affiliated partnerships through broker-dealer firms to their respective customers throughout the United States.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   a. Principles of Consolidation

      The accompanying consolidated financial statements include the accounts of the Company, CDI, and CDI's subsidiaries (the Company) (see Note 1). All significant intercompany transactions and balances have been eliminated. The balance sheets are presented on an unclassified basis in accordance with leasing industry practice.


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                                                                          Page 6

                  COMMONWEALTH CAPITAL CORP. AND SUBSIDIARIES
                  -------------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

                               FEBRUARY 28, 2002
                               -----------------

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

   b. Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   c. Cash and Cash Equivalents

      The Company maintains its cash balances in several financial institutions. The balances in each institution are insured (up to $100,000) by the Federal Deposit Insurance Corporation or the Securities Investor Protection Corporation. At times, the balances may exceed federally insured limits. The Company has not experienced any losses in such accounts, and believes it is not exposed to any significant credit risk on cash.

      The Company considers all highly-liquid investments purchased with a maturity of three months or less to be cash equivalents. At February 28, 2002 and 2001, cash equivalents consist of a money market fund which invests in U.S. Treasury obligations.

   d. Investment in Income Funds

      The Company accounts for its 1% interests in the Income Funds by the equity method. Financial information of the Income Funds as of December 31, 2001 and 2000 is as follows:

                                                    December 31,
                                            ---------------------------
                                               2001            2000
                                            -----------     -----------
              Total assets                  $12,348,O0O     $11,742,000
              Nonrecourse debt                5,366,000       4,524,000
              Other liabilities               1,123,000         846,000
              Partners' capital               5,859,000       6,371,000
              Net income (loss)               1,239,380        (921,757)

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                                                                          Page 7

                  COMMONWEALTH CAPITAL CORP. AND SUBSIDIARIES
                  -------------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

                               FEBRUARY 28, 2002
                               -----------------

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

   d. Investment in Income Funds (Continued)

      The Company has guaranteed the performance of certain nonmonetary obligations of the General Partner Subsidiaries to the respective Income Funds, primarily the responsibility for management of the Income Funds. In addition, the Company is responsible for certain capital funding requirements of the General Partner Subsidiaries which it satisfies through noninterest-bearing demand notes. Such notes total approximately $3,171,000 and $4,166,000 at February 28, 2002 and 2001, and have been eliminated in consolidation.

      Fee income earned by the Company from the Income Funds consists of:
      (1) equipment acquisition fees (3% - 4% as defined of the purchase price of all equipment purchased by the Income Funds), (2) debt placement fees (1% of the cost of equipment financed by the Income Funds), (3) sales fees (3% of the gross proceeds of equipment sold by the Income Funds), and
      (4) equipment management fees (3% - 5% as defined of the gross operating lease revenues of the Income Funds). Ongoing acquisition fees and equipment management fees may be increased as an indirect result of company loans.

      Approximately 76% and 79% of fee income for the years ended February 28, 2002 and 2001, respectively, was from three Income Funds.

   e. Office Furniture and Equipment

      Office furniture and equipment are stated at cost. Depreciation is provided using the declining balance method over the estimated useful lives of the assets (ranging from 5 to 7 years).

   f. Deferred Offering Costs

      Deferred offering costs represent amounts incurred by the Company for the organization of a related "Income Fund." These costs are recovered from the Income Fund through fees as cash proceeds are raised through the sale of Limited Partnership Units during the offering period or, if necessary, the future operations of the Income Fund. Deferred offering costs at February 28, 2002 relate to an Income Fund whose offering period expires in June, 2003.

   g. Revenue Recognition

      The Company recognizes fees as earned in accordance with the various Limited Partnership and Trust Agreements. The Company recognizes commission income and brokerage fee expense on an accrual basis based on the trade date of the underlying customer transactions. Interest income on minimum lease payments receivable is recognized as earned.


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                                                                          Page 8

                  COMMONWEALTH CAPITAL CORP. AND SUBSIDIARIES
                  -------------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

                               FEBRUARY 28, 2002
                               -----------------

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

   h. Income Taxes

      Deferred income taxes are provided as necessary for temporary differences between the financial and tax bases of investment in Income Funds and office furniture and equipment. The tax basis of investment in Income Funds differs from financial reporting due to temporary differences associated with ownership of general partnership interests in the various Income Funds. Also, for income tax reporting, the cost of property and equipment is being recovered using the methods and lives prescribed by the Internal Revenue Code.

      Deferred income tax assets are also recognized for net operating losses and investment tax credit carryforwards that are available to offset future income taxes. A valuation allowance is provided as necessary to reduce the deferred income tax assets to the amount that is more likely than not to be realized.

3. LEASE COMMITMENTS

   GSFF acted as lessor in a series of lease purchase transactions whereby the underlying assets were funded by investors through certificates of participation in the lease payments. All of GSFF's rights as lessor were assigned to a third-party agent which administers the collection of rentals paid by the lessee. The obligations under the certificates are nonrecourse to GSFF. Accordingly, any reduction in the minimum lease payments receivable for uncollectible accounts would result in an equal reduction of the nonrecourse obligations. Amounts outstanding at February 28, 2002 and 2001 under these leases and certificates of participation are $3,410,000 and $4,130,000, respectively, and are reflected as minimum lease payments receivable and nonrecourse obligations in the accompanying balance sheets. The certificates mature at various dates through 2011. The Company recognized interest income and interest expense in connection with these leases of $199,570 and $321,935 for the years ended February 28, 2002 and 2001, respectively.


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                                                                          Page 9

                  COMMONWEALTH CAPITAL CORP. AND SUBSIDIARIES
                  -------------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

                               FEBRUARY 28, 2002
                               -----------------

3. LEASE COMMITMENTS (Continued)

   Future minimum lease payments to be received as of February 28, 2002, are as follows:

               Year Ending February 28,
               ------------------------

                        2003                              $  640,938
                        2004                                 635,928
                        2005                                 634,384
                        2006                                 635,924
                        2007                               1,518,770
                                                          ----------

                                                           4,065,944
                 Less amount representing interest            655,94
                                                          ----------

                                                          $3,410,000
                                                          ==========

   The Company leases an automobile, certain office equipment and office space under noncancelable operating leases expiring in various dates through 2007. Rent expense under all operating leases was approximately $110,000 and $149,000 for the years ended February 28, 2002 and 2001, respectively. Future minimum lease payments under noncancelable operating leases as of February 28, 2002 are as follows:

               Year Ending February 28,
               ------------------------

                        2003                              $   68,322
                        2004                                  58,538
                        2005                                  60,080
                        2006                                  61,620
                        2007                                  15,790
                                                          ----------

                                                          $  264,350
                                                          ==========

4. PROFIT SHARING PLAN

   The Company has a profit sharing plan which covers substantially all of its employees. Contributions to the plan may be made at the discretion of management. No contributions to the plan were made or accrued for the year ended February 28, 2002. Profit sharing plan contributions were $20,615 for the year ended February 28, 2001.

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                                                                         Page 10

                  COMMONWEALTH CAPITAL CORP. AND SUBSIDIARIES
                  -------------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

                               FEBRUARY 28, 2002
                               -----------------

5. INCOME TAXES

   The Company and its subsidiaries file a consolidated federal income tax return.

   The Company has net operating loss carryforwards of approximately $663,000 available to reduce future federal income taxes. If not used, the carryforwards will expire as follows:

                                                         Net Operating
               Year Ending February 28,                     Losses
               ------------------------                  -------------

                        2019                              $  135,000
                        2020                                 452,000
                        2022                                  76,000
                                                          ----------

                                                          $  663,000
                                                          ==========

   The Company also has net operating loss carryforwards of approximately $5,058,000 available to reduce future Pennsylvania state income taxes. If not used, the carryforwards will expire as follows:

               Year Ending February 28,
               ------------------------

                        2006                              $  108,000
                        2007                                 638,000
                        2008                                 962,000
                        2009                                 899,000
                        2010                               1,086,000
                        2011                                 657,000
                        2012                                 707,000
                                                          ----------

                                                          $5,057,000
                                                          ==========
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                                                                         Page 11

                  COMMONWEALTH CAPITAL CORP. AND SUBSIDIARIES
                  -------------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

                               FEBRUARY 28, 2002
                               -----------------

5. INCOME TAXES (Continued)

   At February 28, 2002 and 2001, the cumulative temporary differences resulted in net deferred tax assets or liabilities consisting primarily of:

                                                             February 28,
                                                        -----------------------
                                                          2002           2001
                                                        --------       --------
Deferred tax assets:
  Other                                                 $              $  3,000
  Investment tax credit carryforwards                                    52,000
  Net operating loss carryforwards                       559,000        485,000
  Less valuation allowance                              (473,700)      (463,300)
                                                        --------       --------
    Deferred tax assets, net                              85,300         76,700
                                                        --------       --------

Deferred tax liabilities:
  Investment in Income Funds                             (85,000)       (76,000)
  Office furniture and equipment                            (300)          (700)
                                                        --------       --------
    Deferred tax liabilities, net                        (85,300)       (76,700)
                                                        --------       --------
Net deferred tax assets (liabilities)                   $      -       $      -
                                                        ========       ========

   The valuation allowance was increased (decreased) by $20,400 and ($20,600) respectively, for the years ended February 28, 2002 and February 28, 2001.

6. SUPPLEMENTAL CASH FLOW INFORMATION

   Other noncash activities associated with lease transactions:

                                                        Year Ended February 28,
                                                        -----------------------
                                                          2002           2001
                                                        --------       --------
Reduction of minimum lease receivable
  and repayment of nonrecourse obligation
  associated with direct payment made by
  lessee to bank                                        $720,000       $585,000
                                                        ========       ========
Other noncash activities associated with
  investment in income funds
  Increase (decrease) in due to income funds            $      -      ($ 61,255)
                                                        ========       ========